Exhibit 10.12

February 13, 2022

Dina Ciarimboli

Dear Dina:

On behalf of EQRx International, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1.Position.  Your initial position with the Company will be General Counsel and Corporate Secretary. This is a full-time position. We expect you will be designated as an “officer” of the Company, as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934.

2.Start Date.  Your employment will begin on February 15, 2022 unless the Company and you agree to any other date.  The actual first day of your employment shall be the “Start Date”.

3.Salary. The Company will pay you a salary at the rate of $415,000.00 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.  This salary will be subject to periodic review and adjustments at the Company’s discretion.

4.Bonuses.  During your employment, you will be considered for an annual incentive bonus with respect to each fiscal year of your employment with the Company, the amount, terms and conditions of such annual incentive bonus (if any) to be determined at the discretion of the Board of Directors and shall be based upon your performance and the performance of the Company.  Your target annual incentive bonus shall be 40% of your annual base salary, which target may be increased in a given year by the Board of Directors in its discretion. Such payment may exceed target based on Company and individual performance, at the discretion of the Board of Directors. Payment of any annual incentive bonus shall be contingent upon you being employed by the Company as of the payment date of such annual incentive bonus.

5.Equity.  You will be eligible to participate in the Company’s equity incentive program, subject to approval by the Board of Directors.  We will recommend to the Board of Directors that you be granted an equity award in the form of an option to purchase 575,000 shares of common stock, with an exercise price per share equal to fair market value of common stock on the date of grant. Such equity grant, if approved, will be subject to vesting commencing on the Start Date (the “Vesting Start Date“) and continuing in 48 equal monthly installments over the four-year period ending on the fourth anniversary of the Vesting Start Date, subject to your continued employment with the Company on such vesting date. Such equity grant will be (i) subject to the terms and conditions set forth in the Company’s 2021 Stock Option and Grant Plan, as the same may be amended from time to time, and the equity award agreement to be entered into between you and the Company as a condition to the receipt of such equity grant and (ii) in addition to your currently outstanding equity grants. We will also recommend to the Board of Directors that the vesting schedule that applies to your previously granted and currently unvested option to purchase 156,750 shares be amended so that such existing grant shall be subject to vesting commencing on October 19, 2021, with twenty-five percent (25%) vesting on October 19, 2022 and the remainder vesting thereafter in thirty-six (36) equal monthly installments until October 19, 2025, subject to your continued employment with the Company on such vesting date.

6.Benefits.  During your employment, you will be eligible to participate in benefits programs currently offered by the Company or that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure, which may include health, life, disability and dental insurance as well as any severance or similar policy in place (collectively, the “Benefits Programs”).  Details of the Benefits Programs, including mandatory employee contributions, will be made available to you.

7.Severance Policy. The Severance Policy shall provide for the following payments to you in your role as General Counsel, subject to your compliance with the terms and conditions thereof and in addition to any additional benefits to which you are entitled under this letter agreement:

A.	In the event of your termination without Cause or your resignation for Good Reason other than connection with a Change in Control:

(1) 12 months’ then current Base Salary + 1.0x your target bonus amount (the “Severance Amount”); and

(2) 12 months’ benefits continuation.

B.	In the event of your termination without Cause or your resignation for Good Reason in connection with, or within 12 months following, a Change in Control:

(1) the Severance Amount;

(2) 12 months’ benefits continuation; and

(3) full acceleration of all outstanding stock options and other equity awards then subject to vesting.

In the event you are entitled to any payments pursuant to your Employee Confidentiality, Assignment and Noncompetition Agreement, any Severance Amount payable to you in any calendar year will be reduced by the amount you are paid in the same calendar year pursuant to your Employee Confidentiality, Assignment and Noncompetition Agreement.

8.Paid Time Off.  During your employment, you will be entitled to take paid time off in accordance with the Company’s applicable paid time off and vacation policy for employees as may be in effect from time to time.

9.Employee Agreement.  As a condition of your employment you hereby agree to the terms of the Company’s Employee Confidentiality, Assignment and Non-Solicitation Agreement, a copy of which is attached below as Exhibit A.

10.Representation Regarding Other Obligations. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company.  If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.  You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

11.Taxes.  All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

12.Interpretation, Amendment and Enforcement.  This Offer Letter and the Employee Confidentiality and Assignment Agreement constitute the complete agreement between you and the Company contain all of the terms of your employment and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13.Other Terms.  Your employment with the Company will be on an “at will” basis.  In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board of Directors.

In addition, this offer is subject to satisfactory background and reference checks.  As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the prospect of having you join the Company.  We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

EQRX INTERNATIONAL, INC.
50 HAMPSHIRE STREET
CAMBRIDGE, MA 02139

By:	/s/ Melanie Nallicheri
	Name:	Melanie Nallicheri
	Title:	Chief Executive Officer

I have read and accept this employment offer:

Dina Ciarimboli

/s/ Dina Ciarimboli
Signature

Dated:	2/15/2022

EXHIBIT A

Employee Confidentiality, Assignment and Non-Solicitation Agreement

In consideration and as a condition of the commencement of my employment or my continued employment by EQRx International, Inc. (including its subsidiaries and other affiliates and its and their successors and assigns, the “Company”), I enter into this Employee Confidentiality, Assignment and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1.Proprietary Information.  I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as:  (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists;  (d) operational, technological and scientific information, including plans, specifications, manuals, forms, templates, software, testing data and strategies, pre-clinical and clinical study data, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, and other Developments (as defined below), know-how and trade secrets; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.

2.Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.Rights of Others.  I understand that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use or disclosure of proprietary information.  I agree to be bound by the terms of such agreements in the event I have access to such proprietary information. I understand that the Company strictly prohibits me from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with my employment. In addition, I agree not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces.

4.Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not, directly or indirectly, engage in any other business activity, except as expressly authorized in writing and in advance by a duly authorized representative of the Company.  I will advise an authorized officer of the Company or his or her designee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.Developments.  I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment.  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in and to all Developments that (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, if there are any Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”), I have set forth on Exhibit A attached hereto a complete list of those Prior Inventions.  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  If there are any patents or patent applications in which I am named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), I have also listed those Other Patent Rights on Exhibit A.  If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights.

If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent. In addition, I will not, without the Company’s prior written consent, incorporate into any Company product or otherwise deliver to the Company any software code that is subject to any license that by its terms requires, or conditions the use or distribution of such code on, the disclosure, licensing or distribution of such Company product or any source code owned or licensed by the Company (e.g., software code licensed under the GNU GPL, LGPL or AGPL).

This Agreement  does not obligate me to assign to the Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.  I also hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related  Developments.

6.Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of my employment for any reason, I will deliver to the Company all Company property and equipment in my possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments.  I will sign, both during and after my employment, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights therein.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development, including any Intellectual Property Rights therein.

8.Non-Solicitation.

In order to protect the Company’s Proprietary Information and goodwill, during my employment and for a period of:  (i) one (1) year following the date of the cessation of my employment with the Company (the “Last Date of Employment”), or (ii) two (2) years following the Last Date of Employment if I breach my fiduciary duty to the Company or if I have unlawfully taken, physically or electronically, property belonging to the Company (in either case the “Restricted Period”):

(a)I shall not, directly or indirectly, in any manner, other than for the benefit of the Company, solicit or transact any business with any of the customers of the Company or any of its vendors.  For purposes of this Agreement, (i) customers shall include then current customers to which the Company provided products or services during the twelve months prior to the Last Date of Employment (the “One Year Lookback”) and customer prospects that the Company solicited during the One Year Lookback and that I had significant contact with or learned confidential information about in the course of my employment, and (ii) vendors shall include then current vendors and vendors that provided services to or in connection with the Company during the One Year Lookback.

(b)I shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.

9.Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights that I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous or current employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.  I further acknowledge that a court may render an award extending the Restricted Period as one of the remedies in the event of my violation of this Agreement.  If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

12.Use of Voice, Image and Likeness.  I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent prohibited by law.

13.No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14.Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15.Post-Employment Notifications.  During the Restricted Period, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

16.Disclosures During Restricted Period.  I will provide a copy of this Agreement to any person or entity with whom I may enter into a business relationship, whether as an employee, consultant, partner, coventurer or otherwise, prior to entering into such business relationship during the Restricted Period.

17.Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.Waiver.   I acknowledge and agree that no waiver of any of my obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require my performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.Choice of Law and Jurisdiction.  This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts.  I hereby consent to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

20.Independence of Obligations.  My obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to me.  The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit my obligations under this Agreement.

21.Protected Disclosures.  I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.  I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

22.Defend Trade Secrets Act of 2016.  I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

23.Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Company and me with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between the Company and me with respect to the subject matter hereof, but does not in any way merge with or supersede any other confidentiality, assignment of inventions or other restrictive covenant agreement or obligation entered into by the Company and me, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and me.

[Remainder of Page Intentionally Left Blank]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

EMPLOYEE

Signed:	/s/ Dina Ciarimboli

Type or print name: Dina Ciarimboli

Date:	2/15/2022

THE COMPANY

EQRx International, Inc.

Signed:	/s/ Melanie Nallicheri

Type or print name and job title: Melanie Nallicheri, Chief Executive Officer

Date:	2/15/2022

To:	EQRx International, Inc.

From:	/s/ Dina Ciarimboli
Dina Ciarimboli

Date:	2/15/2022

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: